Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS SECOND QUARTER 2021 RESULTS AND RECENT DEVELOPMENTS

Balance Sheet Strengthened

Closed a New $1.45 Billion Unsecured Credit Facility

Implemented a New $1.0 Billion ATM Program

HUNT VALLEY, MARYLAND – August 2, 2021 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended June 30, 2021.  The Company reported net income for the quarter of $86.9 million or $0.36 per common share.  The Company also reported Nareit Funds From Operations (“Nareit FFO”) for the quarter of $180.8 million or $0.74 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $206.8 million or $0.85 per common share, and Funds Available for Distribution (“FAD”) of $197.0 million.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” on the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “The second quarter was a positive one for the Company, with strong second quarter Adjusted FFO and FAD, as well as, continued solid rent collections.  In addition, we were able to further strengthen our balance sheet with a new and expanded credit facility and robust equity issuance in the quarter.”

Mr. Pickett continued, “Facility occupancy improved in the quarter but still sits meaningfully below pre-pandemic levels, and as a result, many operators continue to rely on federal and state government support.  With the industry focused on protecting their frail and vulnerable residents, we are hopeful that this support will continue.”

Mr. Pickett concluded, “We would once again like to highlight the exemplary efforts of our operators and their heroic employees, who risk their own health and that of their families to bravely protect and care for their residents, and we thank them wholeheartedly for all their hard work.”

2021 RECENT DEVELOPMENTS AND SECOND QUARTER HIGHLIGHTS

In Q3 2021, the Company…

●	collected approximately 98% of contractual rent and mortgage payments for the month of July.
●	completed $75 million of new investments.
●	declared a $0.67 per share quarterly cash dividend on common stock.

In Q2 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments.
●	entered into a new $1.45 billion unsecured credit facility.
●	entered into a new $50 million term loan.
●	implemented a new $1.0 billion ATM program.
●	completed $6 million of new investments.
●	sold six facilities for $13 million in cash proceeds, generating a $4 million gain.
●	invested $31 million in capital renovation and construction-in-progress projects.
●	paid a $0.67 per share quarterly cash dividend on common stock.

In Q1 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments.
●	issued $700 million aggregate principal amount of 3.250% Senior Notes due 2033.
●	repurchased $350 million aggregate principal amount of 4.375% Senior Notes due 2023.
●	completed $595 million of new acquisitions.
●	sold 24 facilities for $188 million in cash proceeds, generating a $100 million gain.
●	invested $17 million in capital renovation and construction-in-progress projects.
●	Inspīr Carnegie Hill (Upper East Side, Manhattan) opens doors to residents.
●	paid a $0.67 per share quarterly cash dividend on common stock.
●	was included in the 2021 Bloomberg Gender-Equality Index.

NET INCOME

The Company reported net income of $86.9 million, or $0.36 per common share, on revenues of $257.4 million for the quarter ended June 30, 2021. This compares to net income of $102.0 million, or $0.43 per common share, on revenues of $256.4 million, for the same period in 2020.

For the six months ended June 30, 2021, the Company reported net income of $251.2 million, or $1.04 per common share, on revenues of $531.2 million. This compares to net income of $194.2 million, or $0.83 per common share, on revenues of $509.4 million, for the same period in 2020.

The year-over-year increase in net income for the six-month period ended June 30 was primarily due to (i) an $89.8 million increase in gain on the sale of assets, (ii) $40.7 million in revenue from incremental new investments completed, and (iii) a $10.1 million increase in income from unconsolidated joint ventures. The increase in net income was partially offset by (i) a $30.1 million increase in loss on early extinguishment of debt, (ii) $21.9 million of incremental impairments on real estate properties and direct financing leases, (iii) an $18.9 million increase in the write-off of non-cash revenue (primarily straight-line revenue), (iv) a $5.9 million increase in interest expense, and (v) a $4.4 million increase in depreciation and amortization expense from new investments.

SECOND QUARTER 2021 RESULTS

Revenues – Revenues for the quarter ended June 30, 2021 totaled $257.4 million, which included $11.6 million of non-cash revenue, $3.0 million of real estate tax and ground rents, and a $17.4 million write-off of non-cash straight-line revenue (see Revenue Recognition section below).

Expenses – Expenses for the quarter ended June 30, 2021 totaled $175.1 million, primarily consisting of $85.8 million of depreciation and amortization expense, $55.7 million of interest expense, $9.0 million of general and administrative (“G&A”) expense, $8.8 million of impairment on real estate properties, $5.8 million of stock-based compensation expense, a $3.5 million provision for estimated current expected credit losses (“CECL”), $3.4 million of real estate tax and ground lease expense, and $3.2 million of amortized deferred financing costs, which were offset by a $0.2 million recovery on direct financing leases.

Other Income and Expense – Other income and expense for the quarter ended June 30, 2021 totaled $4.3 million, which included $4.1 million of gain on assets sold, and $0.5 million of other income, which were offset by $0.4 million in charges related to the early extinguishment of debt obligations.

Funds From Operations – Nareit FFO for the quarter ended June 30, 2021 was $180.8 million, or $0.74 per common share, on 244 million weighted-average common shares outstanding, compared to $186.5 million, or $0.80 per common share, on 235 million weighted-average common shares outstanding, for the same period in 2020.

The $180.8 million of Nareit FFO includes a $17.4 million write-off of non-cash straight-line revenue, $5.8 million of non-cash stock-based compensation expense, a $3.5 million provision for CECL, and $0.4 million in loss on early extinguishment of debt, which were offset by $1.0 million of non-recurring revenue and a $0.2 million recovery on direct financing leases.

The $186.5 million of Nareit FFO for the quarter ended June 30, 2020 included $4.6 million of non-cash stock-based compensation expense, $1.2 million in loss on early extinguishment of debt related to an unconsolidated joint venture, a $1.2 million write-off of non-cash straight-line revenue and $0.3 million of acquisition, merger and transition-related costs, which were offset by $3.2 million of one-time revenue and an $0.8 million recovery on direct financing leases.

Adjusted FFO was $206.8 million, or $0.85 per common share, for the quarter ended June 30, 2021, compared to $189.8 million, or $0.81 per common share, for the same quarter in 2020. For further information, see the “Funds From Operations” schedule below and on the Company’s website.

FINANCING ACTIVITIES

$1.0 Billion At-the-Market (“ATM”) Program – On May 13, 2021, the Company established a $1.0 billion at-the-market program (the “2021 ATM Program”) to sell shares of its common stock from time-to-time in an at-the-market offering.  The 2021 ATM Program replaced the Company’s $500 million Equity Shelf Program (the “2015 ATM Program”) that the Company entered into in 2015.

ATM Programs and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended June 30, 2021, the Company sold 4.1 million shares of its common stock under its 2021 ATM Program, its 2015 ATM Program and its Dividend Reinvestment and Common Stock Purchase Plan. Aggregate gross proceeds from these sales generated $154 million in the second quarter and $231 million year-to-date:

	At-the-Market Programs for 2021
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	1,617	2,497	4,114
Average price per share	$37.95	$37.00	$37.37
Gross proceeds	$61,355	$92,402	$153,757

	Dividend Reinvestment and Common Stock Purchase Plan for 2021
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	416	1,640	2,056
Average price per share	$37.23	$37.69	$37.60
Gross proceeds	$15,491	$61,795	$77,286

$1.45 Billion Credit Facility – On April 30, 2021, the Company entered into a new four-year $1.45 billion senior unsecured credit facility (“Credit Facility”).  The Credit Facility replaced a $1.25 billion senior unsecured credit facility that was scheduled to mature on May 25, 2021.

$50 Million OP Term Loan Facility – On April 30, 2021, the Company’s operating partnership subsidiary entered into a new four-year $50 million senior unsecured term loan facility (“OP Term Loan Facility”).  The OP Term Loan Facility replaced a $50 million senior unsecured term loan that was scheduled to mature on May 25, 2022.

2021 RECENT AND SECOND QUARTER PORTFOLIO ACTIVITY

Q3 2021 Portfolio Activity:

$66 Million Mortgage Loan – On July 1, 2021, the Company financed six skilled nursing facilities (“SNFs”) in Ohio and amended an existing $6.4 million mortgage (see $6 Million Mortgage Loan below) to include the six facilities in a consolidated $72.4 million mortgage for eight Ohio facilities bearing interest at an initial rate of 10.5% per annum.

$9 Million of New Investments – On July 14, 2021, the Company acquired two care home facilities (similar to assisted living facilities in the United States) located in the United Kingdom from an unrelated third party for approximately $9.48 million. The two facilities with 80 beds were added to an existing operator’s master lease with an initial annual cash yield of 8.0% with 2.5% annual escalators.

Q2 2021 Portfolio Activity:

$37 Million of New Investments – In the second quarter of 2021, the Company completed approximately $6.4 million of new investments and $31.1 million in capital renovations and new construction projects consisting of the following:

$6 Million Mortgage Loan – On June 1, 2021, the Company entered into a $6.4 million first mortgage with an existing operator of the Company. The loan is secured by two SNFs with 239 beds located in Ohio. The loan bears an annual interest rate of 10.5%.

$31 Million of Capital Investments – In the second quarter of 2021, the Company invested $31.1 million under its capital renovation and construction-in-progress programs.

Revenue Recognition – In June, an operator informed the Company that it would be unable to make its contractual rental payments for the foreseeable future. As such, the Company revised its revenue recognition treatment for the operator to cash basis accounting rather than the straight-line accounting method. As a result, the Company recorded a $17.4 million reduction in rental income related to the write-down of straight-line receivables.

Asset Sales and Impairments:

$13 Million in Asset Sales – In the second quarter of 2021, the Company sold six facilities for $12.9 million in cash, recognizing a gain of approximately $4.1 million.  Four of these assets were previously classified as held for sale.

Impairments and Assets Held for Sale – During the second quarter of 2021, the Company recorded a net impairment charge of $8.8 million to reduce the net book value of three facilities to their estimated fair values or expected selling prices.

As of June 30, 2021, the Company had 9 facilities classified as assets held for sale, totaling approximately $35 million.

BALANCE SHEET AND LIQUIDITY

As of June 30, 2021, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.19%.  The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, and $365.8 million of secured debt.  As of June 30, 2021, total cash and cash equivalents were $100.8 million and the Company had its full $1.45 billion of undrawn capacity on its Credit Facility.

CFO COMMENTS

Bob Stephenson, Omega’s Chief Financial Officer, commented, “In the second quarter of 2021, we continued to further enhance our already strong balance sheet and liquidity by entering into a new $1.45 billion unsecured credit facility in April and implementing a new $1.0 billion ATM program in May.”

Mr. Stephenson continued, “We ended the quarter with $100 million of cash on our balance sheet and a completely undrawn credit facility, providing Omega with nearly $1.6 billion of liquidity.  We issued approximately $150 million of equity throughout the quarter, with our leverage dropping below 5 times as we continue to gradually de-lever.”

DIVIDENDS

On July 22, 2021, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid August 13, 2021 to common stockholders of record as of the close of business on August 2, 2021.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, August 3, 2021 at 10 a.m. Eastern time to review the Company’s 2021 second quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2021 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 2Q Earnings Call” hyper link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage.  Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the United States, as well as in the United Kingdom.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

Novel coronavirus (“COVID-19”) data has been provided by our operators. We caution that we have not independently validated facility virus incidence information, it may be reported on an inconsistent basis by our operators, and we can provide no assurance regarding its accuracy or that there have not been any changes since the time the information was obtained from our operators; we also undertake no duty to update this information.

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs, staffing shortages and decreased occupancy levels experienced by operators of SNFs and assisted living facilities (“ALFs”) in connection therewith, the ability of operators to comply with new infection control and vaccine protocols, the long-term impact of vaccinations on facility infection rates, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to us; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of our operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of our operators that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the SEC.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$9,228,332	$8,702,154
Less accumulated depreciation	(2,139,100)	(1,996,914)
Real estate investments – net	7,089,232	6,705,240
Investments in direct financing leases – net	10,807	10,764
Mortgage notes receivable – net	857,162	885,313
	7,957,201	7,601,317
Other investments – net	458,664	467,442
Investments in unconsolidated joint ventures	197,912	200,638
Assets held for sale	35,335	81,452
Total investments	8,649,112	8,350,849

Cash and cash equivalents	100,824	163,535
Restricted cash	3,736	4,023
Contractual receivables – net	10,948	10,408
Other receivables and lease inducements	229,509	234,666
Goodwill	651,697	651,737
Other assets	113,228	82,231
Total assets	$9,759,054	$9,497,449

LIABILITIES AND EQUITY
Revolving credit facility	$—	$101,158
Secured borrowings	365,831	369,524
Senior notes and other unsecured borrowings – net	4,906,734	4,698,570
Accrued expenses and other liabilities	266,818	280,824
Deferred income taxes	9,645	10,766
Total liabilities	5,549,028	5,460,842

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding - none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 237,570 shares as of June 30, 2021 and 231,199 as of December 31, 2020	23,756	23,119
Common stock – additional paid-in capital	6,377,238	6,152,887
Cumulative net earnings	2,839,236	2,594,735
Cumulative dividends paid	(5,232,692)	(4,916,097)
Accumulated other comprehensive income (loss)	4,523	(12,768)
Total stockholders’ equity	4,012,061	3,841,876
Noncontrolling interest	197,965	194,731
Total equity	4,210,026	4,036,607
Total liabilities and equity	$9,759,054	$9,497,449

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Rental income	$218,000	$217,403	$452,825	$435,528
Real estate tax and ground lease income	2,955	4,129	5,891	7,504
Income from direct financing leases	257	259	515	517
Mortgage interest income	24,021	21,680	47,646	41,365
Other investment income	11,813	10,932	23,465	21,584
Miscellaneous income	374	1,992	846	2,921
Total revenues	257,420	256,395	531,188	509,419

Expenses
Depreciation and amortization	85,799	83,586	170,648	166,229
General and administrative	9,023	8,983	19,422	19,910
Real estate tax and ground lease expense	3,367	4,018	6,453	8,045
Stock-based compensation expense	5,811	4,623	11,207	9,258
Acquisition, merger and transition related costs	—	251	1,814	26
Impairment on real estate properties	8,822	11,988	37,511	15,627
Recovery on direct financing leases	(164)	(752)	(717)	(752)
Provision for credit losses	3,536	15	2,512	1,501
Interest expense	55,659	52,791	111,427	105,532
Interest – amortization of deferred financing costs	3,220	2,461	5,973	4,922
Total expenses	175,073	167,964	366,250	330,298

Other income (expense)
Other income (expense) - net	518	141	83	(593)
Loss on debt extinguishment	(395)	—	(30,065)	—
Realized gain (loss) on foreign exchange	22	1	688	(69)
Gain on assets sold – net	4,123	12,843	104,465	14,681
Total other income	4,268	12,985	75,171	14,019

Income before income tax expense and income from unconsolidated joint ventures	86,615	101,416	240,109	193,140
Income tax expense	(939)	(858)	(1,897)	(1,863)
Income from unconsolidated joint ventures	1,187	1,402	13,017	2,962
Net income	86,863	101,960	251,229	194,239
Net income attributable to noncontrolling interest	(2,340)	(2,653)	(6,728)	(5,017)
Net income available to common stockholders	$84,523	$99,307	$244,501	$189,222

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.36	$0.44	$1.04	$0.83
Diluted:
Net income	$0.36	$0.43	$1.04	$0.83
Dividends declared per common share	$0.67	$0.67	$1.34	$1.34

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net income	$86,863	$101,960	$251,229	$194,239
Deduct gain from real estate dispositions	(4,123)	(12,843)	(104,465)	(14,681)
Add back loss (deduct gain) from real estate dispositions of unconsolidated joint ventures	177	(1,838)	(14,747)	(1,955)
Sub-total	82,917	87,279	132,017	177,603
Elimination of non-cash items included in net income:
Depreciation and amortization	85,799	83,586	170,648	166,229
Depreciation - unconsolidated joint ventures	3,067	3,550	6,428	7,182
Add back provision for impairments on real estate properties	8,822	11,988	37,511	15,627
Add back provision for impairments on real estate properties of unconsolidated joint ventures	252	—	4,430	—
(Deduct) add back unrealized (gain) loss on warrants	(29)	65	43	840
Nareit funds from operations (“Nareit FFO”)	$180,828	$186,468	$351,077	$367,481

Weighted-average common shares outstanding, basic	236,229	227,411	234,401	227,336
Restricted stock and PRSUs	1,130	1,030	1,037	1,146
Omega OP Units	6,549	6,082	6,470	6,033
Weighted-average common shares outstanding, diluted	243,908	234,523	241,908	234,515

Nareit funds from operations available per share	$0.74	$0.80	$1.45	$1.57

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$180,828	$186,468	$351,077	$367,481
Add back
Uncollectible accounts receivable (1)	17,401	1,205	20,151	1,205
Provision for credit losses	3,536	15	2,512	1,501
Stock-based compensation expense	5,811	4,623	11,207	9,258
Loss on debt extinguishment	395	—	30,065	—
Acquisition, merger and transition related costs	—	251	1,814	26
Deduct
Non-recurring revenue	(1,001)	(3,162)	(6,005)	(3,828)
Recovery on direct financing leases	(164)	(752)	(717)	(752)
Add back unconsolidated joint venture related
Loss on debt extinguishment	—	1,198	457	1,198
Adjusted funds from operations (“AFFO”)	$206,806	$189,846	$410,561	$376,089

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,170	$2,438	$4,050	$4,876
Capitalized interest	(416)	(3,454)	(804)	(7,100)
Non-cash revenue	(11,556)	(9,735)	(23,626)	(20,498)
Funds available for distribution (“FAD”)	$197,004	$179,095	$390,181	$353,367

(1)	Straight-line accounts receivable write-off recorded as a reduction to Rental income.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for current expected credit losses, severance, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of June 30, 2021
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)
Real estate investments (1)	898	$9,239,139	92%	890	90,138
Mortgage notes receivable	63	857,162	8%	59	6,449
	961	$10,096,301	100%	949	96,587
Assets held for sale	9	35,335
Total investments	970	$10,131,636

	As of June 30, 2021
		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)	($000’s)
SNFs/Transitional care	806	$7,895,710	78%	795	85,683	$92
Senior housing (3)	155	2,200,591	22%	154	10,904	$202
	961	$10,096,301	100%	949	96,587	$105
Assets held for sale	9	35,335
Total investments	970	$10,131,636

(1) Includes one facility under a direct financing lease totaling $10.8 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue by Investment Type (000's)	Three Months Ended		Six Months Ended
	June 30, 2021		June 30, 2021
Rental property	$218,257	85%	$453,340	85%
Real estate tax and ground lease income	2,955	1%	5,891	1%
Mortgage notes	24,021	9%	47,646	9%
Other investment income and miscellaneous income - net	12,187	5%	24,311	5%
	$257,420	100%	$531,188	100%

Revenue by Facility Type (000's)	Three Months Ended		Six Months Ended
	June 30, 2021		June 30, 2021
SNFs/Transitional care	$194,915	76%	$409,984	77%
Senior housing	47,363	18%	91,002	17%
Real estate tax and ground lease income	2,955	1%	5,891	1%
Other	12,187	5%	24,311	5%
	$257,420	100%	$531,188	100%

	As of	2021 Q2	% of Total
	June 30, 2021	Annualized	Annualized
Rent/Interest Concentration by Operator ($000’s)	# of	Contractual	Contractual
	Facilities (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	65	$99,005	9.9%
Consulate	86	94,631	9.5%
Maplewood	16	62,598	6.3%
Genesis	45	57,376	5.8%
Communicare	37	55,833	5.6%
Agemo	54	53,672	5.4%
Saber	50	52,684	5.3%
Brookdale	24	44,167	4.4%
HHC	44	37,391	3.7%
Guardian	35	36,719	3.7%
Remaining Operators (3)	492	403,338	40.4%
	948	$997,414	100.0%

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building.

	As of June 30, 2021
Geographic Concentration by Investment ($000’s)	Total # of	Total	% of Total
	Facilities (1)	Investment (1)(2)	Investment
Florida	133	$1,552,754	15.4%
Texas	119	1,011,994	10.0%
Indiana	70	639,777	6.3%
Michigan	47	636,716	6.3%
California	53	580,768	5.7%
Pennsylvania	54	580,293	5.7%
Ohio	43	514,955	5.1%
Virginia	28	420,866	4.2%
New York	1	334,996	3.3%
North Carolina	39	327,588	3.2%
Remaining 32 states	317	3,077,257	30.4%
	904	9,677,964	95.6%
United Kingdom	57	446,939	4.4%
	961	$10,124,903	100.0%

(1) Excludes 9 facilities with total investment of approximately $35 million classified as assets held for sale.

(2) Excludes $28 million provision for credit losses.

	As of June 30, 2021
Operating Lease Expirations & Loan Maturities ($000's) (1)	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2021	$3,566	$1,740	$5,306	0.5%
2022	37,391	4,352	41,743	4.2%
2023	3,737	663	4,400	0.4%
2024	4,099	2,943	7,042	0.7%
2025	12,777	5,268	18,045	1.8%

(1) Based on annualized 2nd quarter 2021 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods.  We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended March 31, 2021	50.6%	38.2%	11.2%
Three-months ended December 31, 2020	51.0%	38.1%	10.9%
Three-months ended September 30, 2020	51.6%	37.2%	11.2%
Three-months ended June 30, 2020	52.4%	36.4%	11.2%
Three-months ended March 31, 2020	52.6%	35.7%	11.7%

(1) Excludes all facilities considered non-core.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended March 31, 2021	75.3%	1.80x	1.44x
Twelve-months ended December 31, 2020	78.1%	1.86x	1.50x
Twelve-months ended September 30, 2020	80.1%	1.87x	1.51x
Twelve-months ended June 30, 2020	82.2%	1.84x	1.48x
Twelve-months ended March 31, 2020	83.6%	1.68x	1.32x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of June 30, 2021:

	Unsecured Debt
Debt Maturities ($000’s)	Line of Credit and Term Loan (1)	Senior Notes/Other (1)	Subordinated Notes	Secured Debt	Total Debt Maturities
2021	$—	$—	$20,000	$—	$20,000
2022	—	—	—	2,275	2,275
2023	—	350,000	—	—	350,000
2024	—	400,000	—	—	400,000
2025	50,000	400,000	—	—	450,000
2026	—	600,000	—	—	600,000
Thereafter	—	3,150,000	—	363,556	3,513,556
	$50,000	$4,900,000	$20,000	$365,831	$5,335,831

(1) Excludes issuance and deferred financing costs.

The following table presents investment activity:

	Three Months Ended		Six Months Ended
Investment Activity ($000's)	June 30, 2021		June 30, 2021
	$ Amount	%	$ Amount	%
Real property	$—	—%	$594,504	91.6%
Construction-in-progress	19,505	52.0%	28,922	4.5%
Capital expenditures	11,566	30.9%	18,968	2.9%
Mortgages	6,420	17.1%	6,420	1.0%
Other	—	—%	—	—%
Total	$37,491	100.0%	$648,814	100.0%